Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-215132 and 333-209461 on Form S-3 of our report dated March 18, 2019, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 18, 2019